UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 8, 2018

American Outdoor Brands Corporation

(Exact Name of Registrant as Specified in Charter)

Nevada	001-31552	87-0543688
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2100 Roosevelt Avenue

Springfield, Massachusetts

(Address of principal executive offices) (Zip Code)

(800) 331-0852

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 §CRF 230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.02.	Termination of a Material Definitive Agreement.

As previously disclosed, on February 28, 2018, we issued an aggregate of $75.0 million of our new 5.000% Senior Notes due 2020, or the New Senior Notes. On March 8, 2018, or the Redemption Date, utilizing the proceeds of the New Senior Notes, we completed the redemption of the entire $75.0 million outstanding principal balance of outstanding 5.000% Senior Notes due 2018, or the Outstanding Notes, at a redemption price equal to 100.00% of the principal amount of the Outstanding Notes, plus accrued and unpaid interest on the Outstanding Notes to, but not including, the Redemption Date. We previously disclosed our intention to redeem the Outstanding Notes in our Current Report on Form 8-K filed with the Securities and Exchange Commission on February 6, 2018. As a result of the redemption, the indenture, dated as of July 15, 2014, between us and The Bank of New York Mellon Trust Company, N.A., as trustee, governing the Outstanding Notes was satisfied and discharged as of the Redemption Date. We did not incur any early termination penalties in connection with the redemption of the Outstanding Notes.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN OUTDOOR BRANDS CORPORATION

By:	/s/ Jeffrey D. Buchanan
Jeffrey D. Buchanan
Executive Vice President, Chief Financial Officer, Chief Administrative Officer, and Treasurer

Date: March 9, 2018